Exhibit 99.1

Nov. 3, 2014	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

TULSA, Okla. - Nov. 3, 2014 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its second quarter 2014 and increased its 2014 guidance.

Highlights include:

•	Third-quarter 2014 net income was $4.7 million, or $0.09 per diluted share, compared with $0.4 million, or $0.01 per diluted share, in the third quarter 2013;

•	Increased 2014 net income guidance to the range of $105 million to $110 million, compared with the previous guidance range of $95 million to $105 million; and

•
A quarterly dividend of 28 cents per share, or $1.12 per share on an annualized basis, was declared on Oct. 21, 2014, payable on Nov. 14, 2014, to shareholders of record at the close of business on Oct. 31, 2014.

“Our continued focus on capital investments in our systems resulted in new rates primarily in Texas and Oklahoma. Our increased 2014 guidance primarily reflects the impact of colder-than-normal weather experienced in the first quarter 2014 and our residential customer growth,” said Pierce H. Norton II, president and chief executive officer. “I would like to thank our 3,200 employees, whose commitment to providing safe and reliable service to our more than 2 million customers is the key to our success.”

THIRD-QUARTER 2014 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $19.1 million in the third quarter 2014, compared with $14.2 million in the third quarter 2013.

Net margin increased $7.2 million compared with third quarter 2013, which primarily reflects:

•	A $5.6 million increase from new rates primarily in Texas and Oklahoma;

•	A $1.6 million increase attributed to residential customer growth;

•	A $0.7 million increase due to higher transportation volumes; and

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

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A $1.1 million decrease in rider and surcharge recoveries due to lower ad-valorem surcharges in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense.

Third-quarter 2014 operating costs were $116.2 million, compared with $112.8 million in the third quarter 2013, which primarily reflects:

•
A $6.0 million increase in outside service expenses related primarily to $3.3 million of costs associated with the separation from ONEOK (NYSE: OKE) and a $1.0 million increase in pipeline maintenance activities;

•	A $3.2 million increase in insurance and information technology expenses;

•	A $3.9 million decrease in employee-related expenses resulting from lower share-based compensation costs from the increase in ONEOK’s share price in the prior period, offset by higher labor; and

•	A $1.7 million decrease in benefit expenses related primarily to lower pension and other post-retirement benefit costs resulting from an annual change in the estimated discount rate.

YEAR-TO-DATE 2014 FINANCIAL PERFORMANCE

Operating income for the nine-month 2014 period was $155.3 million, relatively unchanged from the same period last year.

Net margin increased $13.4 million compared with the same period last year, which primarily reflects:

•	A $13.2 million increase from new rates primarily in Texas and Oklahoma;

•	A $4.2 million increase attributed to residential customer growth;

•	A $3.9 million increase from higher transportation volumes primarily due to weather-sensitive customers;

•	A $1.5 million increase in compressed natural gas (CNG) revenue and higher line extension revenue from commercial and industrial customers in Oklahoma;

•
A $9.2 million decrease in rider and surcharge recoveries due to lower ad-valorem surcharges in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense; and

•
A $0.9 million decrease from lower sales volumes primarily in Kansas due to warmer weather in the second quarter 2014 compared with colder-than-normal weather in the second quarter 2013, net of weather normalization.

Operating costs for the nine-month 2014 period were $353.5 million, compared with $334.0 million for the same period last year, which primarily reflects:

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

•	A $9.7 million increase in outside service expenses related primarily to $6.1 million of costs associated with the separation from ONEOK and $3.7 million in pipeline maintenance activities;

•	A $7.9 million increase in insurance and information technology expenses;

•	A $6.3 million increase in employee-related expenses resulting from higher labor and compensation costs;

•	A $0.9 million increase in bad debt expense as a result of higher net margin; and

•	A $5.8 million decrease in benefit expenses related primarily to lower pension and other post-retirement benefit costs resulting from an annual change in the estimated discount rate.

Third-quarter 2014 depreciation and amortization was $31.2 million, compared with $32.3 million in the third quarter 2013. Depreciation and amortization for the nine-month 2014 period was $94.0 million, compared with $100.1 million for the same period last year. These decreases were primarily due to lower rider and surcharge recoveries from lower ad-valorem taxes in Kansas and the expiration of the take-or-pay rider in Oklahoma. These decreases were offset partially by higher depreciation expense from capital expenditures.

Capital expenditures were $76.0 million for the third quarter 2014, compared with $76.4 million in the third quarter 2013. Capital expenditures for the nine-month 2014 period were $224.6 million, compared with $206.4 million for the same period last year.

The company ended the third quarter with $59.7 million of cash and cash equivalents and no borrowings under its $700 million credit facility. The debt-to-capitalization ratio at Sept. 30, 2014, was approximately 40 percent.

> View earnings tables

Key Statistics: More detailed information is listed in the tables.

•	Residential natural gas sales volumes were 7.8 billion cubic feet (Bcf) in the third quarter 2014, up 4 percent compared with the same period last year;

•	Total natural gas sales volumes were 11.9 Bcf in the third quarter 2014, up 3 percent compared with the same period last year;

•	Natural gas transportation volumes were 43.7 Bcf in the third quarter 2014, up 1 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 55.6 Bcf in the third quarter 2014, up 2 percent compared with the same period last year.

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

REGULATORY ACTIVITY

Oklahoma

In August 2014, a joint stipulation and settlement agreement, related to the Performance-Based Rate Change application filed in March 2014, was approved by the Oklahoma Corporation Commission. The settlement included an increase in base rates of approximately $13.7 million and an energy-efficiency program true-up and a utility incentive adjustment of $0.9 million.

Oklahoma Natural Gas is required to file a rate case in 2015 based on a test year consisting of the 12 months ending Mar. 31, 2015.

Kansas

Kansas Gas Service filed a request for interim rate relief under the Gas System Reliability Surcharge (GSRS) rider in August 2014 for an increase in base rates of approximately $3.5 million with new rates effective January 2015. The Kansas Corporation Commission has 120 days to render a decision on the request. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases.

Kansas Gas Service is expected to file a rate case in 2016 based on a 2015 test year, with new rates effective January 2017.

Texas

In May 2014, the Austin City Council approved Texas Gas Service’s request for interim rate relief under the Gas Reliability Infrastructure Program (GRIP) statute for approximately $5.2 million. GRIP is a capital-recovery mechanism that allows for an interim rate adjustment providing recovery of and a return on incremental capital investments made between rate cases.

In April 2014, Texas Gas Service filed an application with the City of El Paso requesting an adjustment to customer rates pursuant to the recently approved utility rate setting process called the El Paso Annual Rate Review (EPARR), which is in lieu of filing under the GRIP statute. Texas Gas Service filed under the GRIP statute for the remainder of the El Paso service area. In July 2014, the City of El Paso approved an annual increase in revenues of $3.5 million, resulting from the EPARR filing. The GRIP filing for the remainder of the El Paso service area was approved with an increase in revenues of $0.6 million.

In 2014, Texas Gas Service has received approval for interim rate relief under the GRIP statute and cost-of-service adjustments in various Texas jurisdictions totaling approximately $4.0 million to address investments in rate base and changes in cost of service.

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

2014 FINANCIAL GUIDANCE INCREASED

ONE Gas 2014 net income is expected to be in the range of $105 million to $110 million, compared with its previously announced range of $95 million to $105 million. The increased guidance reflects higher net margin from the colder-than-normal weather experienced in the first quarter 2014, residential customer growth, and lower interest expense; offset partially by higher operating expenses, including costs associated with the separation from ONEOK, compared with the guidance provided on Dec. 2, 2013.

The midpoint for ONE Gas’ 2014 net income guidance increased to $107 million, compared with its previous guidance midpoint of $100 million. The midpoint for ONE Gas’ 2014 operating income guidance increased to $223 million, compared with its previous midpoint of $217 million.

Capital expenditures are expected to be at the high end of the previously announced range of $240 million to $285 million for 2014.

Additional information is available in the guidance table on the ONE Gas website.

EARNINGS CONFERENCE CALL AND WEBCAST:

The ONE Gas executive management team will conduct a conference call on Tues., Nov. 4, 2014, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-967-7140, pass code 3651751, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 3651751.

LINK TO EARNINGS TABLES:

http://www.onegas.com/~/media/OGS/Earnings/2014/OGS_Q3Earnings-5TR$ed0.ashx
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ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On Jan. 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol "OGS," and is included in the S&P MidCap 400 Index.

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com. For the latest news about ONE Gas, follow us on Twitter @ONEGasInc.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•	our ability to secure reliable, competitively priced and flexible natural gas supply;

•	the mechanical integrity of facilities operated;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to recover the costs of natural gas purchased for our customers, including the cost of derivative instruments used to mitigate the volatility of natural gas supply for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks, and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resulting funding requirements for our defined benefit pension plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement;

•	our ability to operate effectively as a separate, publicly traded company;

•
the costs associated with becoming compliant with the Sarbanes-Oxley Act of 2002 as a stand-alone company and the consequences of failing to implement effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per share amounts)
Revenues	$241,522	$219,725	$1,304,538	$1,167,266
Cost of natural gas	75,070	60,492	701,757	577,912
Net margin	166,452	159,233	602,781	589,354
Operating expenses
Operations and maintenance	101,829	99,341	309,154	292,275
Depreciation and amortization	31,217	32,347	93,995	100,118
General taxes	14,287	13,356	44,348	41,627
Total operating expenses	147,333	145,044	447,497	434,020
Operating income	19,119	14,189	155,284	155,334
Other income	8	1,831	1,005	3,909
Other expense	(652)	(478)	(1,829)	(1,980)
Interest expense	(11,160)	(15,233)	(35,886)	(45,702)
Income before income taxes	7,315	309	118,574	111,561
Income (taxes) benefit	(2,662)	125	(45,391)	(42,684)
Net income	$4,653	$434	$73,183	$68,877

Earnings per share
Basic	$0.09	$0.01	$1.40	$1.32
Diluted	$0.09	$0.01	$1.38	$1.32

Average shares (thousands)
Basic	52,361	52,319	52,353	52,319
Diluted	53,014	52,319	52,848	52,319
Dividends declared per share of stock	$0.28	$—	$0.56	$—

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas, Inc.
BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$4,782,857	$4,534,074
Accumulated depreciation and amortization	1,545,828	1,489,216
Net property, plant and equipment	3,237,029	3,044,858
Current assets
Cash and cash equivalents	59,685	3,171
Accounts receivable, net	135,750	356,988
Natural gas in storage	217,320	166,128
Regulatory assets	51,900	21,657
Other current assets	40,527	54,240
Total current assets	505,182	602,184
Goodwill and other assets
Regulatory assets	312,023	23,822
Goodwill	157,953	157,953
Other assets	52,790	17,658
Total goodwill and other assets	522,766	199,433
Total assets	$4,264,977	$3,846,475

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2014	2013
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Preferred stock, $0.01 par value: authorized 50,000,000 shares; no shares issued	$—	$—
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 52,045,742 shares at September 30, 2014; authorized 1,000 shares, issued and outstanding 100 shares at December 31, 2013	520	—
Paid-in capital	1,755,539	—
Retained earnings	18,486	—
Accumulated other comprehensive income (loss)	(3,549)	—
Owner’s net investment	—	1,239,023
Total equity	1,770,996	1,239,023
Long-term debt, excluding current maturities	1,201,313	1,318
Long-term line of credit with ONEOK	—	1,027,631
Total equity and long-term debt	2,972,309	2,267,972
Current liabilities
Current maturities of long-term debt	6	6
Short-term note payable to ONEOK	—	444,960
Affiliate payable	—	22,403
Accounts payable	97,653	169,500
Accrued taxes other than income	43,486	32,426
Accrued liabilities	20,768	4,791
Customer deposits	57,317	57,360
Regulatory liabilities	33,546	17,796
Other current liabilities	21,372	19,835
Total current liabilities	274,148	769,077
Deferred credits and other liabilities
Deferred income taxes	835,345	743,452
Other deferred credits	183,175	65,974
Total deferred credits and other liabilities	1,018,520	809,426
Commitments and contingencies
Total liabilities and equity	$4,264,977	$3,846,475

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$73,183	$68,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,995	100,118
Deferred income taxes	2,828	42,633
Share-based compensation expense	5,651	—
Provision for doubtful accounts	5,019	4,129
Changes in assets and liabilities:
Accounts receivable	216,219	131,759
Natural gas in storage	(51,192)	(97,107)
Asset removal costs	(34,963)	(33,682)
Affiliate payable	—	(6,922)
Accounts payable	(70,063)	(56,484)
Accrued taxes other than income	11,060	8,901
Accrued liabilities	15,977	(5,593)
Customer deposits	(43)	(2,230)
Regulatory assets and liabilities	23,308	28,255
Other assets and liabilities	(40,971)	(6,530)
Cash provided by operating activities	250,008	176,124
Investing activities
Capital expenditures	(224,619)	(206,372)
Proceeds from sale of assets	—	1,044
Cash used in investing activities	(224,619)	(205,328)
Financing activities
Settlement of short-term notes payable to ONEOK, net	—	48,255
Issuance of debt, net of discounts	1,199,994	—
Long-term debt financing costs	(11,078)	—
Cash payment to ONEOK upon separation	(1,130,000)	—
Issuance of common stock	1,330	—
Dividends paid	(29,121)	—
Repayment of long-term debt	—	(61)
Distributions to ONEOK	—	(20,348)
Cash provided by financing activities	31,125	27,846
Change in cash and cash equivalents	56,514	(1,358)
Cash and cash equivalents at beginning of period	3,171	4,040
Cash and cash equivalents at end of period	$59,685	$2,682

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ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Financial
Net margin	$166.5	$159.3	$602.8	$589.4
Operating costs	$116.2	$112.8	$353.5	$334.0
Depreciation and amortization	$31.2	$32.3	$94.0	$100.1
Operating income	$19.1	$14.2	$155.3	$155.3
Capital expenditures	$76.0	$76.4	$224.6	$206.4

Net margin on natural gas sales	$138.3	$131.7	$501.4	$493.3
Transportation margin	$20.2	$19.7	$74.9	$71.8
Net margin, excluding other revenues	$158.5	$151.4	$576.3	$565.1

Volumes (Bcf)
Natural gas sales
Residential	7.8	7.5	84.8	79.1
Commercial and industrial	3.8	3.8	26.9	24.8
Wholesale and public authority	0.3	0.3	1.5	3.1
Total volumes sold	11.9	11.6	113.2	107.0
Transportation	43.7	43.1	159.0	151.7
Total volumes delivered	55.6	54.7	272.2	258.7

Average number of customers (in thousands)
Residential	1,939	1,930	1,957	1,946
Commercial and industrial	154	153	157	155
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,108	2,098	2,129	2,116

Heating Degree Days
Actual degree days	55	17	6,746	6,549
Normal degree days	67	67	6,002	6,005
Percent colder (warmer) than normal weather	(17.9)%	(74.6)%	12.4%	9.1%

Statistics by State
Oklahoma
Average number of customers (in thousands)	845	838	854	847
Actual degree days	11	2	2,381	2,284
Normal degree days	14	14	2,012	2,012
Percent colder (warmer) than normal weather	(21.4)%	(85.7)%	18.3%	13.5%

Kansas
Average number of customers (in thousands)	625	626	635	634
Actual degree days	43	15	3,331	3,171
Normal degree days	52	52	2,965	2,965
Percent colder (warmer) than normal weather	(17.3)%	(71.2)%	12.3%	6.9%

Texas
Average number of customers (in thousands)	638	634	640	635
Actual degree days	1	—	1,034	1,094
Normal degree days	1	1	1,025	1,028
Percent colder (warmer) than normal weather	—%	(100.0)%	0.9%	6.4%

ONE Gas Announces Third-quarter 2014 Financial Results;
Increases 2014 Financial Guidance

Nov. 3, 2014

ONE Gas, Inc.
EARNINGS GUIDANCE*

Exhibit A	Updated	Previous
	2014	2014
	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Net margin	$828	$813	$15
Operations and maintenance	424	411	13
Depreciation and amortization	127	127	—
General taxes	54	58	(4)
Operating income	223	217	6
Other income (expense)	(1)	(3)	2
Interest expense	(48)	(52)	4
Income before income taxes	174	162	12
Income taxes	(67)	(62)	(5)
Net income	$107	$100	$7

*Amounts shown are midpoints of ranges provided.